CONTACT:	Alisa Rosenberg (914) 640-5214

FOR IMMEDIATE RELEASE

April 28, 2005

STARWOOD REPORTS RECORD FIRST QUARTER 2005 RESULTS

WHITE PLAINS, NY, April 28, 2005 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT):

First Quarter 2005 Highlights:

•	EPS from continuing operations for the first quarter of 2005 was $0.36 compared to $0.16 in the first quarter of 2004. Excluding special items, EPS from continuing operations was $0.35 for the first quarter of 2005 compared to $0.16 for the first quarter of 2004.

•	Despite significant renovations at large owned hotels in North America, REVPAR at Same-Store Owned Hotels worldwide and in North America increased 9.7% and 8.0%, respectively, when compared to the first quarter of 2004. ADR increased 6.5% and 7.2% worldwide and in North America, respectively. The first quarter has historically been the seasonally weakest quarter for the Company’s portfolio of owned hotels.

•	Margins at Starwood branded Same-Store Owned Hotels in North America improved approximately 40 basis points when compared to first quarter of 2004.

•	North America Same-Store Owned Hotel results were negatively impacted by the ongoing major renovations at three hotels – the Sheraton New York, the Sheraton Toronto and the Westin Seattle. Excluding these hotels, North America Same-Store Owned Hotels REVPAR increased 9.2% and margins improvement would have been significantly greater.

•	Globally, for Same-Store Owned Hotels, W Hotels REVPAR grew (+13.9%), followed by St. Regis/Luxury Collection (+11.6%), Westin (+11.0%), and Sheraton (+7.7%), with each of these brands experiencing both ADR and occupancy gains.

•	Third-party management and franchise fees in the quarter increased 15% when compared to 2004.

•	Vacation ownership and residential revenues, which exclude gains on sales of notes receivable, increased 80%. Excluding the fractional sales at the St. Regis

Aspen and residential sales at the St. Regis in San Francisco, contract sales at vacation ownership properties were up 11.7% when compared to 2004.

•	Net income for the first quarter of 2005 was $79 million compared to $34 million in the first quarter of 2004. Total Company Adjusted EBITDA increased 30% to $288 million when compared to $222 million in 2004.

•	According to Smith Travel Research system-wide market share in North America increased 160 basis points when compared to 2004.

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the first quarter of 2005 of $0.36 compared to $0.16 in the first quarter of 2004. Excluding special items, primarily related to a $2 million state tax refund, EPS from continuing operations was $0.35 for the first quarter of 2005 compared to $0.16 in the first quarter of 2004. Income from continuing operations was $79 million in the first quarter of 2005 compared to $33 million in 2004. Excluding special items, income from continuing operations was $77 million for the first quarter of 2005 compared to $33 million in 2004. Net income (after discontinued operations) was $79 million and EPS was $0.36 in the first quarter of 2005 compared to $34 million and EPS of $0.16 in the first quarter of 2004. The effective tax rate for the first quarter of 2005 was 21.3%. The tax rate and thereby income from continuing operations benefited from a state tax refund of $2 million during the quarter related to tax years prior to the 1995 split-up of ITT Corporation.

Steven J. Heyer, CEO, said: “For ten quarters in a row our market share has been improving, even as we took the opportunity to renovate key hotels this quarter, including another 500 rooms and all of the ballroom and group meeting spaces at the Sheraton New York. We are moving full speed ahead with our brand-building efforts and service innovation, which I believe will lead to further share gains in coming years. I’m excited about the progress we’re making, the opportunity to take our expertise to other price points and brands and the additional talent we’ve brought in to lead these initiatives.”

“Our global development pipeline continues to grow and I’m particularly pleased about our industry leading growth in China, where we currently have 19 hotels open and 13 more under development. In addition, we’re pleased with our announcement of our non-binding agreement to acquire the Le Meridien brand and related management and franchise business.”

“At the same time, we continue to evaluate our current portfolio of owned assets with a focus on the highest potential use of the real estate, as our announcement of the redevelopment of the Sheraton Bal Harbour into a St. Regis Residence & Hotel illustrates. We’re also focused on assets sales where that makes sense and we expect to be able to announce some developments on that front in the second or third quarter.”

“Demand for our brands is strong and supply remains constrained, which means that we continue to have above average pricing power. We clearly expect this to continue for the balance of 2005 and into 2006.”

Operating Results:

First Quarter Ended March 31, 2005

Cash flow from operations was $59 million compared to $63 million in 2004. Total Company Adjusted EBITDA was $288 million compared to $222 million in 2004.

Owned, Leased and Consolidated Joint Venture Hotels

REVPAR for Same-Store Owned Hotels worldwide and in North America increased 9.7% and 8.0%, respectively, when compared to 2004. REVPAR at Same-Store Owned Hotels in North America increased 14.1% at St. Regis/Luxury Collection, 13.9% at W, 7.7% at Westin, and 5.1% at Sheraton. REVPAR growth was particularly strong at the Company’s owned hotels in New York, Boston, Ft. Lauderdale, Denver, Los Angeles, Maui, New Orleans, San Diego and Washington D.C. Revenue from transient travel was up 12.0% in North America when compared to 2004. Results in North America were negatively impacted by significant renovations at the Sheraton Hotel and Towers in New York where the ballrooms and 500 guest rooms were closed, the Westin in Seattle, and the Sheraton Centre Toronto Hotel in Toronto. Excluding these three owned hotels, REVPAR at Same-Store Owned Hotels in North America increased 9.2% when compared to 2004. Internationally, Same-Store Owned Hotel REVPAR increased 14.5%, with Latin America up 19.5% (REVPAR in owned hotels in Argentina and resort areas in Mexico was particularly strong), Asia Pacific up 15.4%, and Europe up 12.3%. Excluding the favorable effects of foreign exchange, REVPAR increased 9.8% internationally.

Total revenues at Same-Store Owned Hotels worldwide increased 6.0%, to $793 million when compared to $748 million in 2004 while costs and expenses at the hotels increased 5.6% to $623 million in 2005 compared to $590 million in 2004. Total revenues at Same-Store Owned Hotels in North America increased 3.8% to $574 million in 2005 when compared to $552 million in 2004 while costs and expenses at these hotels increased 3.5% to $451 million when compared to $435 million in 2004. As discussed earlier, results in North America were negatively impacted by renovations at key hotels during the quarter.

System-wide REVPAR; Management/Franchise Fees

System-wide (owned, managed and franchised) branded REVPAR for Same-Store Hotels in North America increased 8.5%; W Hotels 14.0%, Westin 9.6%, Sheraton 7.8%, Four Points by Sheraton 7.5%, and St. Regis/Luxury Collection 6.3%. For the tenth quarter in a row, total Company market share in North America increased for the Company’s owned and managed hotels as well as for system-wide hotels. Total third-party management and franchise fees were $77 million, up $10 million, or 15%, from last year.

Distribution

Starwood’s central distribution systems gross bookings increased approximately 10% for the first quarter 2005 when compared to the same period in 2004. Gross online bookings through proprietary branded websites increased 33% for the first quarter of 2005 as compared to the same period in 2004, with gross dollar bookings from the proprietary branded sites increasing 46%. Gross online dollar bookings represented approximately

12% of the overall gross dollar bookings in the first quarter of 2005, with 75% of that coming from our proprietary branded websites, as compared to 9% of overall gross dollar bookings, with 71% of that from proprietary branded websites in the first quarter of 2004.

Vacation Ownership and Residential

Vacation ownership and residential revenue, which excludes gains on sales of notes receivable (there were no sales of notes receivable in the first quarter of 2005 or 2004), was up $103 million, or 80% to $231 million in the first quarter of 2005 when compared to 2004 primarily due to residential sales at the St. Regis Museum Tower in San Francisco and vacation ownership sales at our resorts in Aspen, Maui, Orlando and Scottsdale. Contract sales, excluding fractional sales at the St. Regis Aspen and residential sales at the St. Regis in San Francisco, were up 11.7%. The average price per timeshare unit sold increased approximately 4.4% to $23,753, and the number of contracts signed increased approximately 7.0% in the first quarter of 2005 when compared to 2004.

In December 2004, the Company completed the conversion of 98 guest rooms at the St. Regis in Aspen, Colorado into 25 fractional units, which are being sold in four week intervals, and 20 new hotel rooms. In the first quarter of 2005, the Company recognized revenues of $17 million related to this project. Also, in the first quarter of 2005, the Company continued selling condominiums at the St. Regis Museum Tower which is under construction in San Francisco, and recognized revenues of approximately $44 million.

In addition to its robust pipeline of existing vacation ownership inventory, the Company continues to evaluate its existing owned real estate for potential conversion to vacation ownership, fractional, or residential projects. The Company is also working with its business partners to develop similar conversion opportunities at managed hotels.

Earlier this month, the Company announced its expansion plans related to its vacation ownership business, including new phases at the Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii, the Westin Mission Hills Resort & Villas in Rancho Mirage, California, the Westin Kierland Villas in Scottsdale, Arizona, the Sheraton Broadway Plantation in Myrtle Beach, South Carolina, the Harborside Resort at Atlantis, Nassau, Bahamas, and the Sheraton Vistana Villages in Orlando, Florida.

In addition to the expansion at the existing properties above, Starwood Vacation Ownership is in the predevelopment phase of several new vacation ownership resorts including one in Princeville on the island of Kauai, Hawaii and another in Cancun, Mexico. The Company is also working on its second St. Regis-branded fractional resort in Punta Mita, Mexico.

Brand Development/Unit Growth

During the first quarter, the Company signed 14 full service hotel management and franchise contracts (representing approximately 4,000 rooms) including the Sheraton Shanghai Hotel and Residences, Pudong (Shanghai, China, 509 rooms), Westin Nanjing (Nanjing, China, 300 rooms), Sheraton Poznan (Poznan, Poland, 183 rooms) and The St. Regis Resort & Residences, Deer Crest (Deer Valley, Utah, 183 rooms) and opened 5 new hotels and resorts, including Sheraton West Des Moines (West Des Moines, Iowa,

285 rooms) and Sheraton San Diego Hotel, Mission Valley (San Diego, California, 260 rooms). Ten properties (representing approximately 2,800 rooms) were removed from the system during the quarter (4 Four Points, 4 Sheratons, 1 St. Regis, and 1 other). Including openings during the first quarter, the Company expects to open approximately 40 new full-service hotels and resorts (approximately 8,700 rooms) around the world in 2005. The Company had approximately 190 full service hotels and approximately 47,000 rooms in its active global development pipeline at March 31, 2005, with roughly half of that number in international locations. In 2005, the Company plans to open 3 new Bliss spas in W hotels in San Francisco, Los Angeles and Chicago and 2 new Remede Spas in St. Regis hotels in San Francisco and New York with several others in various planning stages.

Capital:

Gross capital spending during the quarter included approximately $58 million in renovations of hotel assets including construction capital at the St. Regis in Aspen, Colorado, the Boston Park Plaza, the Seattle Westin, the Sheraton Centre Toronto Hotel, and the Sheraton Hotel and Towers in New York. Investment spending on gross VOI inventory was $33 million, which was more than offset by cost of sales of $47 million during the quarter. The inventory spend included VOI construction at the Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii, the Sheraton Vistana Villages in Orlando, Florida, the Westin Kierland Villas in Scottsdale, Arizona, and the Westin Mission Hills Resort in Rancho Mirage, California and construction of fractional units at the St. Regis in Aspen, Colorado. Additionally during the quarter, further investment spending of $71 million included the ongoing development of the St. Regis Museum Tower in San Francisco (260 hotel rooms and 102 condominium units). To date, the Company has invested $251 million in the St. Regis Museum Tower project, which is expected to open in the summer of 2005. The Company expects to realize gross proceeds of approximately $200 million from the sale of the project’s condominiums and has recognized approximately $59 million in revenues to date.

Balance Sheet:

At March 31, 2005, the Company had total debt of $4.397 billion and cash and cash equivalents (including $415 million of restricted cash) of $728 million, or net debt of $3.669 billion, compared to net debt of $3.759 billion at the end of the fourth quarter of 2004. In addition, the Company continues to have an approximate $200 million investment in the senior debt of Le Meridien hotels.

At March 31, 2005, debt was approximately 76% fixed rate and 24% floating rate and its weighted average maturity was 4.8 years with a weighted average interest rate of 5.95%. The Company had cash (including total restricted cash) and availability under domestic and international revolving credit facilities of approximately $1.7 billion.

Outlook:

All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company’s performance given its current base of assets and its current understanding of external economic and geo-political environments. Actual results may differ materially.

For the three months ended June 30, 2005, if REVPAR at Same-Store Owned Hotels in North America increases approximately 10% -12% versus the same period in 2004:

•	Adjusted EBITDA would be expected to be approximately $380 million, an increase of 22.6% when compared to $310 million in the same period of 2004.

•	Net income would be expected to be approximately $144 million, an increase of 34.6% when compared to income from continuing operations before special items in the second quarter of 2004.

•	EPS would be expected to be $0.64, an increase of 28.0% when compared to EPS from continuing operations before special items in the second quarter of 2004.

For the full year 2005, if REVPAR at Same-Store Owned Hotels in North America increases approximately 9% — 11% versus the full year 2004:

•	Full year revenues, including other revenues from managed and franchised properties, would be expected to be approximately $5.950 billion.

•	Full year Adjusted EBITDA would be expected to increase approximately 20.0% to approximately $1.380 billion, when compared to 2004 Adjusted EBITDA of $1.150 billion.

•	Full year net income before special items would be expected to be approximately $466 million at a 24% effective tax rate, which assumes an annual dividend of $0.84 per Share (payable in January 2006), when compared to 2004 income from continuing operations before special items of approximately $348 million at a 13.9% effective tax rate.

•	Full year EPS before special items would be expected to increase approximately 29.0% to $2.09 when compared to 2004 EPS from continuing operations before special items of $1.62.

•	Full year capital expenditures (excluding timeshare inventory) would be approximately $600 million, including $300 million for maintenance, renovation and technology, approximately $100 million for the completion of the St. Regis San Francisco multi-use project under construction, and $200 million for other growth initiatives. Additionally, net capital expenditures for timeshare inventory would be approximately $100 million.

•	For the full year the Company expects cash interest expense of approximately $280 million and cash taxes of approximately $50 million.

Special Items:

The Company recorded net credits of $2 million (after-tax) for special items in the first quarter of 2005. In the first quarter of 2004, the Company recorded two special items which, when considered together, had no impact on the Company’s results.

Special items in the first quarter of 2005 primarily relate to a state tax refund related to tax years prior to the 1995 split-up of ITT Corporation and the reversal of a reserve related to the financing of a hotel previously sold, which is no longer required as the loan has been repaid, offset in part by the net loss from the sale of two hotels.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations after special items (in millions, except per share data):

	Three Months Ended
	March 31,
	2005	2004
Income from continuing operations before special items	$77	$33

EPS before special items	$0.35	$0.16

Special Items
Adjustment to costs associated with construction remediation (a)	—	1
Gain (loss) on asset dispositions and impairments, net (b)	1	(1)

Total special items – pre-tax	1	—
Income tax expense for special items (c)	(1)	—
Favorable settlement of tax matters (d)	2	—

Total special items – after-tax	2	—

Income from continuing operations	$79	$33

EPS including special items	$0.36	$0.16

(a)	Represents adjustments to the Company’s share of costs for construction remediation efforts at a property owned by a vacation ownership unconsolidated joint venture that were previously recorded in 2002.

(b)	For the three months ended March 31, 2005, reflects the reversal of a reserve related to the financing of a hotel previously sold, which is no longer required as the loan has been repaid, offset in part by the net loss from the sale of two hotels. For the three months ended March 31, 2004 the loss of $1 million reflects the aggregate of various insignificant charges.

(c)	Represents taxes on special items at the Company’s incremental tax rate.

(d)	Tax benefit in the three months ended March 31, 2005 reflects a state tax refund related to tax years prior to the 1995 split-up of ITT Corporation.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Starwood will be conducting a conference call to discuss the first quarter financial results at 10:30 a.m. (EDT) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at www.starwoodhotels.com. A replay of the conference call will also be available from 1:30

p.m. (EDT) today through Thursday, May 5 at 12:00 midnight (EDT) on both the Company’s website and via telephone replay at (719) 457-0820 (access code 1694601).

Definitions:

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations. All references to “net capital expenditures” means gross capital expenditures for timeshare and fractional inventory net of cost of sales. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s ability to service debt, fund capital expenditures, pay income taxes and pay cash distributions. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (i.e., “Adjusted EBITDA”) when evaluating operating performance for the total Company as well as for individual properties or groups of properties because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as the special items described on page 7 of this release and/or revenues and costs and expenses from hotels sold, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also used Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. Due to guidance from the Securities and Exchange Commission, the Company now does not reflect such items when calculating EBITDA; however, the Company continues to adjust for these special items and refers to this measure as Adjusted EBITDA. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core on-going operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding hotels sold to date, undergoing significant repositionings or for which comparable results are not available (i.e., hotels not owned during the entire periods presented or closed due to seasonality.) REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

All references to contract sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 750 properties in more than 80 countries and 120,000 employees at its owned and managed properties. With internationally renowned brands, Starwood® corporation is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, and W®, Hotels and Resorts as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

** Please contact Starwood’s new, toll-free media hotline at (866) 4-STAR-PR
(866-478-2777) for photography or additional information.**

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the timing and robustness of the apparent recovery in the United States from the recent economic downturn and the prospects for improved performance in other parts of the world, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate and the hotel and vacation ownership businesses, operating risks associated with the hotel and vacation ownership businesses, relationships with associates, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per Share data)

	Three Months Ended
	March 31,
	2005	2004	% Variance
Revenues
Owned, leased and consolidated joint venture hotels	$813	$769	5.7
Vacation ownership and residential sales and services	231	128	80.5
Management fees, franchise fees and other income	104	90	15.6
Other revenues from managed and franchised properties (a)	258	240	7.5

	1,406	1,227	14.6
Costs and Expenses
Owned, leased and consolidated joint venture hotels	641	607	(5.6)
Vacation ownership and residential	167	97	(72.2)
Selling, general, administrative and other	82	82	—
Depreciation	105	102	(2.9)
Amortization	5	4	(25.0)
Other expenses from managed and franchised properties (a)	258	240	(7.5)

	1,258	1,132	(11.1)
Operating income	148	95	55.8
Equity earnings from unconsolidated ventures	13	4	n/m
Interest expense, net of interest income of $2 and $0	(62)	(64)	3.1
Gain (loss) on asset dispositions and impairments, net	1	(1)	n/m

Income from continuing operations before taxes and minority equity	100	34	n/m
Income tax expense	(21)	(2)	n/m
Minority equity in net loss	—	1	(100.0)

Income from continuing operations	79	33	n/m
Discontinued operations:
Gain on disposition (b)	—	1	(100.0)

Net income	$79	$34	132.4

Earnings Per Share – Basic
Continuing operations	$0.37	$0.16	131.3
Discontinued operations	—	—	—

Net income	$0.37	$0.16	131.3

Earnings Per Share – Diluted
Continuing operations	$0.36	$0.16	125.0
Discontinued operations	—	—	—

Net income	$0.36	$0.16	125.0

Weighted average number of Shares	212	205

Weighted average number of Shares assuming dilution	221	211

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

(b)	Activity in the three months ended March 31, 2004 primarily relates to the reversal of a reserve relating to the 1999 divestiture of the Company’s gaming business. The reserve is no longer required as the related contingencies have been resolved.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$313	$326
Restricted cash	406	347
Accounts receivable, net of allowance for doubtful accounts of $63 and $58	544	482
Inventories	341	371
Prepaid expenses and other	169	157

Total current assets	1,773	1,683
Investments	440	453
Plant, property and equipment, net	6,888	6,997
Goodwill and intangible assets, net	2,547	2,544
Other assets (a)	642	621

	$12,290	$12,298

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (b)	$642	$619
Accounts payable	156	200
Accrued expenses	741	872
Accrued salaries, wages and benefits	227	299
Accrued taxes and other	156	138

Total current liabilities	1,922	2,128
Long-term debt (b)	3,755	3,823
Deferred income taxes	839	880
Other liabilities	648	652

	7,164	7,483
Minority interest	27	27
Exchangeable units and Class B preferred shares, at redemption value of $38.50	—	—
Commitments and contingencies
Stockholders’ equity:
Class A exchangeable preferred shares of the Trust; $0.01 par value; authorized 30,000,000 shares; outstanding 564,397 and 597,825 shares at March 31, 2005 and December 31, 2004, respectively	—	—
Corporation common stock; $0.01 par value; authorized 1,050,000,000 shares; outstanding 216,049,634 and 208,730,800 shares at March 31, 2005 and December 31, 2004, respectively	2	2
Trust Class B shares of beneficial interest; $0.01 par value; authorized 1,000,000,000 shares; outstanding 216,049,634 and 208,730,800 shares at March 31, 2005 and December 31, 2004, respectively	2	2
Additional paid-in capital	5,456	5,121
Deferred compensation	(81)	(14)
Accumulated other comprehensive loss	(291)	(255)
Retained earnings (accumulated deficit)	11	(68)

Total stockholders’ equity	5,099	4,788

	$12,290	$12,298

(a)	Includes restricted cash of $9 million and $10 million at March 31, 2005 and December 31, 2004, respectively.

(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $432 million and $438 million at March 31, 2005 and December 31, 2004, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data
(in millions)

	Three Months Ended
	March 31,
			%
	2005	2004	Variance
Reconciliations of Net Income to EBITDA and Adjusted EBITDA
Net income	$79	$34	132.4%
Interest expense (a)	69	71	2.8
Income tax expense	21	2	n/m
Depreciation (b)	114	110	(3.6)
Amortization (c)	6	6	—

EBITDA	289	223	29.6
Adjustment to costs associated with construction remediation	—	(1)	(100.0)
(Gain) loss on asset dispositions and impairments, net	(1)	1	n/m
Discontinued operations	—	(1)	(100.0)

Adjusted EBITDA	$288	$222	29.7%

(a)	Includes $5 and $7 million of interest expense related to unconsolidated joint ventures for the three months ended March 31, 2005 and 2004, respectively.

(b)	Includes $9 and $8 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three months ended March 31, 2005 and 2004, respectively.

(c)	Includes $1 and $2 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three months ended March 31, 2005 and 2004, respectively.

	Three Months
	Ended March 31,
	2005	2004
Cash Flow Data
Net income	$79	$34
Exclude:
Discontinued operations, net	—	(1)

Income from continuing operations	79	33
Increase in restricted cash	(58)	(84)
Adjustments to income from continuing operations, changes in working capital, and other	38	113

Cash from continuing operations	59	62
Cash from discontinued operations	—	1

Cash from operating activities	$59	$63

Cash used for investing activities	$(69)	$(180)

Cash from (used for) financing activities	$2	$(73)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Future Performance
(In millions)

Year Ended
December 31, 2005
Net income before special items	$466
Special items (see page 7)	2

Net income	$468

EPS before special items	$2.09
Special items (see page7)	0.01

EPS	$2.10

Three Months
Ended		Year Ended
June 30, 2005		December 31, 2005
$144	Net Income	$468
70	Interest expense	280
45	Income tax expense	144
121	Depreciation and amortization	489

380	EBITDA	1,381
—	Gain on asset dispositions and impairments, net	(1)

$380	Adjusted EBITDA	$1,380

Three Months
Ended		Year Ended
June 30, 2004		December 31, 2004
$154	Net income	$395
70	Interest expense	275
(29)	Income tax (benefit) expense	34
109	Depreciation	445
6	Amortization	26

310	EBITDA	1,175
3	Loss on asset dispositions and impairments, net	33
—	Discontinued operations	(17)
—	Restructuring and other special credits, net	(37)
(3)	Adjustment to costs associated with construction remediation	(4)

$310	Adjusted EBITDA	$1,150

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same-Store Owned Hotel Revenue and Expenses
(In millions)

	Three Months Ended
	March 31,
Same-Store Owned Hotels (1)			%
Worldwide	2005	2004	Variance
Revenue
Same-Store Owned Hotels	$793	$748	6.0
Hotels Sold or Closed in 2005 and 2004 (3 hotels)	2	6	(66.7)
Hotels without Comparable Results (4 hotels)	18	15	20.0

Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$813	$769	5.7

Costs and Expenses
Same-Store Owned Hotels	$623	$590	(5.6)
Hotels Sold or Closed in 2005 and 2004 (3 hotels)	2	4	50.0
Hotels without Comparable Results (4 hotels)	15	12	(25.0)
Other ancillary hotel operations	1	1	—

Total Owned, Leased and Consolidated Joint Venture Hotel Costs and Expenses	$641	$607	(5.6)

	Three Months Ended
	March 31,
Same-Store Owned Hotels			%
North America	2005	2004	Variance
Revenue
Same-Store Owned Hotels	$574	$552	4.0
Hotels Sold or Closed in 2005 and 2004 (3 hotels)	2	6	(66.7)
Hotels without Comparable Results (2 hotels)	18	15	20.0

Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$594	$573	3.7

Costs and Expenses
Same-Store Owned Hotels	$451	$435	(3.7)
Hotels Sold or Closed in 2005 and 2004 (3 hotels)	2	4	50.0
Hotels without Comparable Results (2 hotels)	12	10	(20.0)

Total Owned, Leased and Consolidated Joint Venture Hotel Costs and Expenses	$465	$449	(3.6)

	Three Months Ended
	March 31,
Same-Store Owned Hotels			%
International	2005	2004	Variance
Revenue
Same-Store Owned Hotels	$219	$196	11.7
Hotels without Comparable Results (2 hotels)	—	—	—

Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$219	$196	11.7

Costs and Expenses
Same-Store Owned Hotels	$172	$155	(11.0)
Hotels without Comparable Results (2 hotels)	3	2	(50.0)
Other ancillary hotel operations	1	1	—

Total Owned, Leased and Consolidated Joint Venture Hotel Costs and Expenses	$176	$158	(11.4)

(1)	Same-Store Owned Hotel Results exclude 3 hotels sold or closed in 2005 and 2004 and 4 hotels without comparable results.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Hotel Results — Same-Store Owned Hotels(1)
For the Three Months Ended March 31, 2005
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL (2)
	2005	2004	Var.	2005	2004	Var.	2005	2004	Var.
	134 Hotels			91 Hotels			43 Hotels

SAME-STORE OWNED HOTELS
REVPAR ($)	111.96	102.06	9.7%	110.85	102.61	8.0%	115.10	100.51	14.5%
ADR ($)	168.32	158.00	6.5%	166.08	154.95	7.2%	174.71	167.50	4.3%
OCCUPANCY (%)	66.5%	64.6%	1.9	66.7%	66.2%	0.5	65.9%	60.0%	5.9

	58			35			23

SHERATON
REVPAR ($)	91.44	84.90	7.7%	91.98	87.50	5.1%	90.38	79.89	13.1%
ADR ($)	141.07	133.57	5.6%	143.61	133.72	7.4%	136.31	133.28	2.3%
OCCUPANCY (%)	64.8%	63.6%	1.2	64.0%	65.4%	(1.4)	66.3%	59.9%	6.4

	35			22			13

WESTIN
REVPAR ($)	127.29	114.66	11.0%	117.28	108.85	7.7%	160.97	133.84	20.3%
ADR ($)	177.34	164.73	7.7%	159.48	149.53	6.7%	244.39	226.59	7.9%
OCCUPANCY (%)	71.8%	69.6%	2.2	73.5%	72.8%	0.7	65.9%	59.1%	6.8

	10			4			6

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	243.96	218.70	11.6%	277.35	243.02	14.1%	188.16	176.28	6.7%
ADR ($)	387.89	376.89	2.9%	380.64	364.21	4.5%	407.00	411.33	(1.1%)
OCCUPANCY (%)	62.9%	58.0%	4.9	72.9%	66.7%	6.2	46.2%	42.9%	3.3

	12			12

W
REVPAR ($)	156.12	137.01	13.9%	156.12	137.01	13.9%
ADR ($)	221.86	205.52	8.0%	221.86	205.52	8.0%
OCCUPANCY (%)	70.4%	66.7%	3.7	70.4%	66.7%	3.7

	19			18			1

OTHER
REVPAR ($)	71.67	65.97	8.6%	64.13	59.57	7.7%	119.15	106.54	11.8%
ADR ($)	123.41	116.81	5.7%	119.33	115.37	3.4%	139.59	122.20	14.2%
OCCUPANCY (%)	58.1%	56.5%	1.6	53.7%	51.6%	2.1	85.4%	87.2%	(1.8)

(1)	Hotel Results exclude 3 hotels sold or closed in 2005 and 2004 and 4 hotels without comparable results

(2)	See next page for breakdown by division

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Hotel Results — Same-Store Owned Hotels(1)
For the Three Months Ended March 31, 2005
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC
	2005	2004	Var.	2005	2004	Var.	2005	2004	Var.
	27 Hotels			12 Hotels			4 Hotels

SAME-STORE OWNED HOTELS
REVPAR ($)	135.87	121.04	12.3%	84.98	71.11	19.5%	124.09	107.56	15.4%
ADR ($)	233.19	223.92	4.1%	118.68	113.79	4.3%	159.15	142.64	11.6%
OCCUPANCY (%)	58.3%	54.1%	4.2	71.6%	62.5%	9.1	78.0%	75.4%	2.6

	11			9			3

SHERATON
REVPAR ($)	103.99	94.42	10.1%	69.29	60.23	15.0%	127.11	108.19	17.5%
ADR ($)	167.94	163.64	2.6%	101.77	100.97	0.8%	173.09	158.67	9.1%
OCCUPANCY (%)	61.9%	57.7%	4.2	68.1%	59.6%	8.5	73.4%	68.2%	5.2

	10			3

WESTIN
REVPAR ($)	164.37	140.19	17.2%	152.76	118.10	29.3%
ADR ($)	287.32	265.87	8.1%	176.01	157.95	11.4%
OCCUPANCY (%)	57.2%	52.7%	4.5	86.8%	74.8%	12.0

	6

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	188.16	176.28	6.7%
ADR ($)	407.00	411.33	(1.1%)
OCCUPANCY (%)	46.2%	42.9%	3.3

							1

OTHER
REVPAR ($)							119.15	106.54	11.8%
ADR ($)							139.59	122.20	14.2%
OCCUPANCY (%)							85.4%	87.2%	(1.8)

(1)	Hotel Results exclude 3 hotels sold or closed in 2005 and 2004 and 4 hotels without comparable results

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Summary of Portfolio by Properties & Rooms
As of March 31, 2005
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL (2)
	2005	2004	Var.	2005	2004	Var.	2005	2004	Var.
	134 Hotels			91 Hotels			43 Hotels

SAME STORE OWNED HOTELS
Total REVENUE	792,860	748,138	6.0%	573,788	552,618	3.8%	219,072	195,520	12.0%
Total EXPENSE(3)	622,932	590,083	(5.6%)	450,650	435,471	(3.5%)	172,282	154,612	(11.4%)

	58			35			23

SHERATON
REVENUE	304,771	295,756	3.0%	195,045	196,888	(0.9%)	109,726	98,868	11.0%
EXPENSE	242,978	231,878	(4.8%)	161,038	158,378	(1.7%)	81,940	73,500	(11.5%)

	35			22			13

WESTIN
REVENUE	261,206	239,181	9.2%	183,937	172,310	6.7%	77,269	66,871	15.5%
EXPENSE	193,335	179,613	(7.6%)	132,261	125,523	(5.4%)	61,074	54,090	(12.9%)

	10			4			6

ST. REGIS/LUXURY COLLECTION
REVENUE	93,035	87,929	5.8%	70,125	66,646	5.2%	22,910	21,283	7.6%
EXPENSE	71,583	69,044	(3.7%)	50,581	49,544	(2.1%)	21,002	19,500	(7.7%)

	12			12

W(3)
REVENUE	87,391	80,020	9.2%	87,391	80,020	9.2%
EXPENSE	71,622	68,156	(5.1%)	71,622	68,156	(5.1%)

	19			18			1

OTHER
REVENUE	46,457	45,252	2.7%	37,290	36,754	1.5%	9,167	8,498	7.9%
EXPENSE	43,414	41,392	(4.9%)	35,148	33,870	(3.8%)	8,266	7,522	(9.9%)

(1)	Hotel Results exclude 3 hotels sold or closed in 2005 and 2004 and 4 hotels without comparable results

(2)	See next page for breakdown by division

(3)	Includes lease expense of $4,288 in 2005 and 2004 related to the lease of the W Times Square in New York

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Summary of Portfolio by Properties & Rooms
As of March 31, 2005
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC
	2005	2004	Var.	2005	2004	Var.	2005	2004	Var.
	27 Hotels			12 Hotels			4 Hotels

SAME STORE OWNED HOTELS
Total REVENUE	131,824	119,173	10.6%	58,145	50,319	15.6%	29,103	26,028	11.8%
Total EXPENSE	116,449	104,077	(11.9%)	34,086	30,853	(10.5%)	21,747	19,682	(10.5%)

	11			9			3

SHERATON
REVENUE	52,595	48,009	9.6%	37,195	33,329	11.6%	19,936	17,530	13.7%
EXPENSE	45,265	40,214	(12.6%)	23,194	21,126	(9.8%)	13,481	12,160	(10.9%)

	10			3

WESTIN
REVENUE	56,319	49,881	12.9%	20,950	16,990	23.3%
EXPENSE	50,182	44,363	(13.1%)	10,892	9,727	(12.0%)

	6

ST. REGIS/LUXURY COLLECTION
REVENUE	22,910	21,283	7.6%
EXPENSE	21,002	19,500	(7.7%)

							1

OTHER
REVENUE							9,167	8,498	7.9%
EXPENSE							8,266	7,522	(9.9%)

(1)	Hotel Results exclude 3 hotels sold or closed in 2005 and 2004 and 4 hotels without comparable results

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Debt Portfolio Summary
As of March 31, 2005
UNAUDITED

	Interest	Balance		Interest	Avg Maturity
Debt	Terms	(in millions)	% of Portfolio	Rate	(in years)
Floating Rate Debt:
Senior credit facility
Revolving credit facility	Various + 125	$12	0%	3.95%	1.5
Term loan	LIBOR + 125	525	12%	4.12%	1.3

		537	12%	4.12%	1.3

Mortgages and other	Various	203	5%	5.57%	2.5

Interest rate swaps	LIBOR + 423	300	7%	7.35%

Total Floating		1,040	24%	5.33%	1.7

Fixed Rate Debt:

Sheraton Holding public debt (1)		1,055	24%	6.00%	7.7

Senior notes (2)		1,503	34%	6.70%	4.7

Convertible debt		360	8%	3.50%	1.1

Mortgages and other		739	17%	7.25%	6.0

Interest rate swaps		(300)	(7%)	7.88%

Total Fixed		3,357	76%	6.14%	5.5

Total Debt		$4,397	100%	5.95%	4.8

Maturities
<1 year	$642
1-3 years	1,660
3-5 years	490
>5 years	1,605

$4,397

(1) Balance consists of outstanding public debt of $1.047 billion and an $8 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and March 2004.

(2) Balance consists of outstanding public debt of $1.496 billion and a $29 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and March 2004 and a ($22) million fair value adjustment related to current fixed to floating interest rate swaps.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotels Without Comparable Results & Other Selected Items
As of March 31, 2005
UNAUDITED ($ millions)

Properties without comparable results in 2005:

Property	Location
Sheraton Kauai	Koloa, HI
St. Regis Apen	Aspen, CO
Hotel Des Bains	Venice, Italy
Westin Hotel Excelsior	Venice, Italy

Properties sold or closed in 2005 and 2004:

Property	Location
Englewood — Sheraton Denver Tech Center	Englewood, CO
Deerfield — Hilton	Ft. Lauderdale, FL
Rancho Bernardo — Four Points	Rancho Bernardo, CA

Selected Balance Sheet and Cash Flow Items:

Cash and cash equivalents (including restricted cash of $415 million)	$728
Debt level	$4,397

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Capital Expenditures
For the Three Months Ended March 31, 2005
UNAUDITED ($ millions)

Capital Expenditures:
Owned, Leased and Consolidated Joint Venture Hotels	$58
Corporate/IT	4

Subtotal	62

Vacation Ownership Capital Expenditures:
Capital expenditures (includes land acquisitions)	2
Inventory (1)	(14)

Subtotal	(12)

Development Capital	71

Total Capital Expenditures	$121

(1) Represents gross inventory capital expenditures of $33 million in the three months ended March 31, 2005, less cost of sales of $47 million in the three months ended March 31, 2005.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Summary of Portfolio by Properties & Rooms
As of March 31, 2005
UNAUDITED

	NAD		EAME		LAD		ASIA		Total
Owned	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Sheraton	36	16,220	12	3,463	7	3,573	3	1,028	58	24,284
Westin	22	10,352	11	2,374	3	901	—	—	36	13,627
Four Points	6	1,153	—	—	—	—	1	630	7	1,783
W	12	4,294	—	—	—	—	—	—	12	4,294
Luxury Collection	1	654	5	638	2	320	—	—	8	1,612
St. Regis	4	840	1	161	—	—	—	—	5	1,001
Other	12	2,815	—	—	—	—	—	—	12	2,815

Total Owned	93	36,328	29	6,636	12	4,794	4	1,658	138	49,416

Managed & UJV

Sheraton	41	20,071	70	20,511	10	1,995	45	16,221	166	58,798
Westin	38	21,206	7	1,841	—	—	12	4,935	57	27,982
Four Points	2	639	7	1,035	1	128	2	269	12	2,071
W	5	902	—	—	1	237	2	353	8	1,492
Luxury Collection	6	1,401	6	942	7	158	—	—	19	2,501
St. Regis	1	400	1	95	—	—	2	591	4	1,086
Other	1	2,558	—	—	—	—	2	315	3	2,873

Total Managed & UJV	94	47,177	91	24,424	19	2,518	65	22,684	269	96,803

Franchised

Sheraton	117	37,400	29	7,041	3	1,074	17	5,682	166	51,197
Westin	17	6,924	3	1,141	3	598	5	1,226	28	9,889
Four Points	94	16,882	10	1,376	9	1,350	1	126	114	19,734
Luxury Collection	2	351	11	1,292	—	—	—	—	13	1,643

Total Franchised	230	61,557	53	10,850	15	3,022	23	7,034	321	82,463

Systemwide

Sheraton	194	73,691	111	31,015	20	6,642	65	22,931	390	134,279
Westin	77	38,482	21	5,356	6	1,499	17	6,161	121	51,498
Four Points	102	18,674	17	2,411	10	1,478	4	1,025	133	23,588
W	17	5,196	—	—	1	237	2	353	20	5,786
Luxury Collection	9	2,406	22	2,872	9	478	—	—	40	5,756
St. Regis	5	1,240	2	256	—	—	2	591	9	2,087
Other	13	5,373	—	—	—	—	2	315	15	5,688

Total Systemwide	417	145,062	173	41,910	46	10,334	92	31,376	728	228,682